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                                                                    Exhibit 23.1

                         Consent of independent auditors

The Board of Directors
Roper Industries, Inc.

We consent to the incorporation by reference in the registration statements numbered 33-71094, 33-77770, 33-78026, 333-36897, 333-35672, 333-35666,
333-35648, 33-73139, 333-59130, all of which were on Form S-8, of Roper
Industries, Inc. of our report dated March 20, 2001 (except as to Note 19 which is dated as of April 12, 2002) with respect to the consolidated balance sheet of Struers Holding A/S as of December 31, 2000, and the related consolidated income statement and cash flow statement for the year ended December 31, 2000, which report appears in the Form 8-K/A of Roper Industries, Inc. dated September 4, 2001 and filed April 15, 2002.


                                        KPMG C. Jespersen

Copenhagen, Denmark
April 12, 2002